Exhibit 99.1

April 14, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

Bank of America first quarter earnings increase 11 percent;

Earnings per share rise to $1.83

Revenue grows 7%

Core deposits rise 11%

Consumer loans increase 20%

Nonperforming assets decline 51%

Highly satisfied customers up 11%

CHARLOTTE — Bank of America Corporation today reported first quarter earnings of $2.68 billion, or $1.83 per share (diluted), 11 and 15 percent increases, respectively, from $2.42 billion, or $1.59 per share, earned a year ago. These results do not reflect first quarter earnings for FleetBoston Financial Corporation, which the company acquired on April 1, 2004.

Higher earnings were driven by an increase in net interest income, as loan balances and average deposits grew. Also driving the results were increases in card income, investment and brokerage services income, and consumer and corporate service charges, reflecting the growing volume of business customers are doing with the company.

“Bank of America started the year with good momentum in its businesses,” said Kenneth D. Lewis, Bank of America chief executive officer. “We are encouraged by the economic growth we see in the U.S. Our continuing process and service improvements are being reflected in higher customer satisfaction, which is the foundation for attracting more business and growing organically.

“As we look forward to a combined future with Fleet, we are encouraged by the momentum they exhibited in the first quarter. The integration is ahead of schedule and we remain optimistic about the business.”

As previously announced, the company took a $285 million pre-tax charge in the first quarter to cover its mutual fund settlement, which negatively impacted earnings by 16 cents per share.

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First quarter financial highlights (compared to a year earlier)

•	Return on common equity was 22.2 percent.

•	Shareholder Value Added (SVA) grew 23 percent to $1.41 billion.

•	Product sales in the banking centers increased 39 percent.

•	Average loans grew 8 percent.

•	Card income increased 17 percent.

Customer highlights (compared to a year earlier)

•	The company grew the number of consumer checking accounts by 425,000 during the quarter compared to an increase of 243,000 a year ago.

•	The company grew the number of consumer savings accounts by 531,000 during the quarter compared to an increase of 125,000 a year ago. This growth was primarily driven by the success of the Risk Free CD product, which now comprises 40 percent of the CD portfolio.

•	The company opened 1,001,000 new credit card accounts during the quarter compared to 741,000 a year ago. This growth was driven by the development of more competitive offers, improved technology at the point of sale and an increase in direct mail marketing.

•	The number of customers expressing the highest level of satisfaction with the company increased 11 percent. This equates to an increase of 1.4 million customers being highly satisfied with their banking experience. These customers are more likely to expand their relationships and lead to long-term revenue growth.

•	Small business satisfaction increased 16 percent.

•	Consumer satisfaction increased 10 percent.

•	Investment product satisfaction increased 11 percent.

•	Banking center satisfaction increased 9 percent.

•	Customer dissatisfaction declined 13 percent, reaching its lowest level ever.

•	In a recent Forrester Research report, Bank of America received the highest customer satisfaction rating among its peer banks, including Citibank, Chase, Wachovia, Bank One and Washington Mutual.

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•	Online banking and bill pay customers increased 55 and 79 percent, respectively, from a year ago. Customers using both online banking and bill pay are 21 percent more profitable than those who do not use online banking.

•	Marsico’s assets under management doubled to $33.2 billion.

First quarter financial summary (compared to a year ago)

Revenue

Revenue on a fully taxable-equivalent basis grew 7 percent from the previous year to $9.69 billion.

Net interest income on a fully taxable-equivalent basis increased 11 percent to $5.97 billion. This increase was driven by the impact of higher asset/liability management portfolio levels and interest rate movements as well as consumer and middle market commercial loan growth and domestic deposit growth. These were partially offset by the impact of lower large corporate and foreign loan balances, continued run off of previously exited consumer businesses and lower mortgage warehouse levels. The net interest yield declined 30 basis points to 3.22 percent.

Noninterest income was up slightly to $3.72 billion driven by improvements in equity investments, card income, investment and brokerage services, service charges and investment banking income. Mortgage banking income declined 48 percent, driven by a slowdown in refinance activity. A $275 million writedown in mortgage banking assets, a result of faster prepayment speeds due primarily to the low interest rate environment and changes in other assumptions, significantly reduced trading account profits.

During the quarter, the company realized $495 million in net debt securities gains.

Efficiency

Expenses increased 15 percent from a year ago to $5.42 billion. Excluding the impact of the mutual fund settlement, expenses grew 9 percent, driven by an increase in revenue-based employee incentives and benefits cost.

Credit quality

Overall credit quality continued to improve. Net charge-offs and nonperforming assets continued to decline. All major commercial asset quality indicators are showing positive trends and consumer credit quality continues to perform well.

•	Provision for credit losses was $624 million, down 25 percent from $833 million a year earlier and up 7 percent from $583 million in the fourth quarter.

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•	Net charge-offs were $720 million, or 0.77 percent of loans and leases, down 14 percent from $833 million, or 0.98 percent, a year earlier and down from $725 million, or 0.77 percent, in the fourth quarter.

•	Nonperforming assets were $2.48 billion, or 0.66 percent of loans, leases and foreclosed properties as of March 31, 2004. This was down 51 percent from $5.03 billion on March 31, 2003 and down 18 percent from $3.02 billion on December 31, 2003.

•	The allowance for loan and lease losses stood at $6.08 billion, or 1.62 percent of loans and leases on March 31, 2004. That was down from $6.42 billion, or 1.87 percent, on March 31, 2003 and down from $6.16 billion, or 1.66 percent, as of December 31, 2003.

As of March 31, 2004, the allowance for loan and lease losses represented 258 percent of nonperforming loans, up from 134 percent on March 31, 2003 and 215 percent as of December 31, 2003.

Capital management

Total shareholders’ equity was $48.8 billion at March 31, 2004, down 3 percent from a year ago, and represented 6 percent of period-end assets of $816 billion. The Tier 1 Capital Ratio was 7.73 percent, a decline of 47 basis points from a year ago and 12 basis points from the December 31, 2003 level.

During the quarter, Bank of America issued 16 million shares related to employee options and stock ownership plans and repurchased 12 million shares. Average common shares issued and outstanding were 1.44 billion in the first quarter, down 4 percent from 1.50 billion a year earlier.

Consumer and Commercial Banking

The consumer business achieved significant acceleration of its customer results, continuing the momentum of its customer-relationship strategy. Consumer and Commercial Banking (CCB) earned $1.85 billion, up 16 percent from a year ago. Total revenue grew 9 percent to $6.63 billion while expenses increased 8 percent due to higher personnel and processing expense. Return on equity was 32.4 percent and SVA grew $158 million to $1.27 billion.

CCB’s ability to attract and deepen customer relationships generated growth across the business line. Both credit card purchase volume and average price per transaction amount increased. The number of checking, credit card and debit card accounts increased as did home equity lines of credit. Core consumer deposits rose 12 percent.

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Net interest income grew to $4.53 billion, as average deposits and loans grew 10 and 6 percent, respectively. Customers continued to take advantage of the interest rate environment for home equity lines. Credit card managed loans were up 26 percent driven by new account growth and balance-building programs.

Noninterest income declined 9 percent to $2.09 billion, due to the decline in mortgage banking income.

Commercial banking earnings rose 49 percent as commercial deposits grew 18 percent and loans increased 4 percent. Commercial investment banking services income grew 50 percent.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earned $463 million, relatively unchanged from a year ago. The mutual fund settlement reduced pre-tax income by $142.5 million. Revenue decreased 2 percent to $2.27 billion and expenses increased 18 percent. Return on equity was 21 percent and SVA increased $52 million to $225 million.

Net interest income decreased 10 percent to $1.13 billion from a year ago, which was attributable to a 28 percent decline in the loan portfolio and a continued narrowing of core loan spreads.

Noninterest income grew 7 percent as investment and brokerage services, equity investments gains and investment banking income increased. The increase in investment banking fees was led by the strong demand for securities underwriting and advisory services. Fixed income trading continued to show strong results in high yield debt, commercial mortgage-backed securities and asset-backed securities.

As overall credit quality continued to improve, GCIB recorded a $23 million net recovery of reserves compared to provision expense of $272 million a year earlier. During the quarter, the company charged off $106 million in loans to Parmalat and wrote down approximately $29 million of derivative exposure.

Asset Management

Asset Management earned $53 million, down 62 percent from a year ago. The mutual fund settlement reduced pre-tax income by $142.5 million. Revenue increased 14 percent to $669 million. Expenses increased 55 percent, reflecting the settlement, professional and legal fees related to the inquiry, and the increase in distribution capabilities over the last several quarters. Return on equity was 7 percent and SVA declined $94 million to $(27) million.

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Assets under management increased 14 percent to $337 billion and saw a significant change in mix as equities increased to 36 percent of assets under management, from 27 percent a year ago. Assets invested in equities, primarily in equities-based mutual funds, increased 51 percent to $121 billion.

Continuing to focus on expanding distribution capabilities, Asset Management ended the quarter with 244, or 25 percent more, financial advisors than 12 months earlier. Deposits in the private bank reached an all time high of $15.8 billion. Much of this growth is the result of the business’ focus on relationship development and a broader product offering.

Equity Investments

Equity Investments reported a loss of $30 million, compared to a loss of $85 million a year ago. Principal Investing reported cash gains of $101 million in the first quarter offset by $99 million in impairments and $13 million in mark-to-market adjustments.

Note: James H. Hance, Jr., vice chairman, will discuss first quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, more than 16,500 ATMs and award-winning online banking with more than nine million active users. Bank of America is rated the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange. Additional information is available at www.bankofamerica.com. Additional financial tables are available at www.bankofamerica.com/investor/.

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Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

	Three Months Ended March 31
(Dollars in millions, except per share data; shares in thousands)	2004	2003
Financial Summary

Earnings	$2,681	$2,424
Earnings per common share	1.86	1.62
Diluted earnings per common share	1.83	1.59

Dividends paid per common share	0.80	0.64
Closing market price per common share	80.98	66.84
Average common shares issued and outstanding	1,440,153	1,499,405
Average diluted common shares issued and outstanding	1,466,701	1,526,288

Summary Income Statement

Net interest income	$5,801	$5,209
Total noninterest income	3,717	3,693

Total revenue	9,518	8,902
Provision for credit losses	624	833
Gains on sales of debt securities	495	273
Total noninterest expense	5,417	4,725

Income before income taxes	3,972	3,617
Income tax expense	1,291	1,193

Net income	$2,681	$2,424

Summary Average Balance Sheet

Total loans and leases	$374,077	$345,662
Debt securities	99,755	66,186
Total earning assets	743,711	613,092
Total assets	849,625	713,780
Total deposits	425,075	385,760
Shareholders’ equity	48,686	49,400
Common shareholders’ equity	48,632	49,343

Performance Indices

Return on average assets	1.27%	1.38%
Return on average common shareholders’ equity	22.16	19.92

Credit Quality

Net charge-offs	$720	$833
Annualized net charge-offs as a % of average loans and leases outstanding	0.77%	0.98%
Managed credit card net losses as a % of average managed credit card receivables	5.05	5.25

	At March 31
	2004	2003
Balance Sheet Highlights

Loans and leases	$375,968	$343,412
Total debt securities	139,788	74,837
Total earning assets	713,070	577,404
Total assets	816,012	680,197
Total deposits	435,592	395,176
Total shareholders’ equity	48,776	50,052
Common shareholders’ equity	48,723	49,995
Book value per share	33.71	33.38

Total equity to assets ratio (period end)	5.98%	7.36%

Risk-based capital ratios:
Tier 1	7.73	8.20
Total	11.46	12.29

Leverage ratio	5.43	6.24

Period-end common shares issued and outstanding	1,445,487	1,497,531

Allowance for credit losses:
Allowance for loan and lease losses	$6,080	$6,421
Reserve for unfunded lending commitments	401	432

Total	$6,481	$6,853

Allowance for loan and lease losses as a % of total loans and leases	1.62%	1.87%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	258	134
Total nonperforming loans and leases	$2,354	$4,806
Total nonperforming assets	2,485	5,033
Nonperforming assets as a % of:
Total assets	0.30%	0.74%
Total loans, leases and foreclosed properties	0.66	1.46
Nonperforming loans and leases as a % of total loans and leases	0.63	1.40

Other Data

Full-time equivalent employees	134,374	132,583
Number of banking centers	4,272	4,202
Number of ATMs	13,168	13,266

BUSINESS SEGMENT RESULTS

	Consumer and Commercial Banking	Global Corporate and Investment Banking	Asset Management	Equity Investments	Corporate Other
Three Months Ended March 31, 2004
Total revenue (FTE)(1)	$6,629	$2,270	$669	$(18)	$137
Net income	1,854	463	53	(30)	341
Shareholder value added	1,269	225	(27)	(86)	24
Return on average equity	32.4%	20.9%	7.2%	(5.7)%	n/m
Average loans and leases	$197,681	$40,785	$24,430	$87	$111,094

Three Months Ended March 31, 2003
Total revenue (FTE)(1)	$6,061	$2,319	$586	$(107)	$195
Net income	1,604	460	139	(85)	306
Shareholder value added	1,111	173	67	(142)	(69)
Return on average equity	32.9%	17.2%	20.9%	(16.5)%	n/m
Average loans and leases	$186,706	$56,543	$22,706	$434	$79,273

n/m = not meaningful

	Three Months Ended March 31
	2004	2003
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (1)
Net interest income	$5,970	$5,361
Total revenue	9,687	9,054
Net interest yield	3.22%	3.52%
Efficiency ratio	55.92	52.18

Reconciliation of net income to shareholder value added
Net income	$2,681	$2,424
Amortization of intangibles	54	54
Capital charge	(1,330)	(1,338)

Shareholder value added	$1,405	$1,140

(1)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.